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NEWS RELEASE

Contact:   Valerie Motis
           Peregrine Systems, Inc.
           (858) 720-5278
           vmotis@peregrine.com

           Barbara Oliverio
           GoldMine Software Corporation
           (719) 532-7443
           boliverio@bendata.com


       PEREGRINE SYSTEMS-R- JOINS FORCES WITH GOLDMINE TO BRING
   COMPREHENSIVE INFRASTRUCTURE MANAGEMENT TO CUSTOMERS OF ALL SIZES

SAN DIEGO, DECEMBER 15, 1999 -- Peregrine Systems, Inc. (NASDAQ: PRGN), the leading provider of Infrastructure Management software and e-Infrastructure solutions for the enterprise market segment, and GoldMine Software Corporation, the leading provider of Internal help desk and customer relationship management
(CRM) solutions for small to mid-sized businesses, today announced an agreement that grants GoldMine worldwide master value-added reseller (VAR) status for a host of Peregrine products to be sold in combination with GoldMine's help desk software HEAT-R-, sales force automation (SFA) and CRM solutions. The partnership includes joint marketing activities between Peregrine Systems and GoldMine and permits GoldMine's more than 2,000 VAR partners, who have been certified on HEAT, to resell Peregrine Systems products.

Under terms of the VAR agreement, GoldMine will distribute a subset of Peregrine Systems InfraCenter-TM- for Workgroups, focused on the benefit of asset management for the mid-range market. GoldMine will thereby offer their customers a complete Infrastructure Management solution that manages IT assets through their entire lifecycle. The robust combination of Peregrine Systems asset management and Goldmine's help desk software, HEAT, make for a comprehensive infrastructure management solution with industry-leading market presence. Existing GoldMine customers who have purchased HEAT may take advantage of this new offering by upgrading to Peregrine Systems infrastructure management solution.

"We are delighted to welcome to the Peregrine Systems family GoldMine Software, who we believe has the best and most successful worldwide distribution channel for the small to mid-sized business market," said Steve Gardner, president and CEO of Peregrine Systems. "With our combined product offerings and our unique expertise in various market spaces, we can now offer high quality, integrated solutions to all customers from the smallest organization to the largest enterprise."

The reseller agreement also covers Peregrine Systems InfraTools Desktop Discovery and InfraTools Remote Control. GoldMine will continue to sell Peregrine's Knowlix Knowledge Management solutions, which include iKnow-TM-, iKnowAuthor-TM-,

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Peregrine and GoldMine Announce Strategic Alliance                             2

iKnowBuilder-TM- and iKnowWeb-TM-. Through the successful Knowlix product line, Peregrine Systems and GoldMine already have more than 200 joint customers.

"By taking what analysts and end-users have rated as the best help desk product in the mid-market, HEAT, and adding Peregrine Systems world-class asset management, asset discovery and knowledge management solutions, which are part of InfraCenter for Workgroups, we now can package a best of breed IT infrastructure offering that has never before been available to small to mid-sized companies," said Vance Brown, president and CEO of GoldMine Software. "We also are delighted to be part of the Peregrine family, who we have long believed have the best solutions and strategy for the enterprise market segment."

Peregrine Systems will also take a minority equity position in GoldMine. With Peregrine Systems leadership in the enterprise space and GoldMine's significant presence in the low to mid-range markets, the relationship will enable delivery of comprehensive infrastructure management, help desk and sales force automation
(SFA) solutions for companies of any size.

PRICING AND AVAILABILITY

GoldMine VARs should contact GoldMine directly for more information.

ABOUT GOLDMINE

Founded in 1989, GoldMine Software Corporation is a leading, worldwide developer of software solutions designed for small to mid-sized companies for Internal Help Desks ("HEAT") and Customer Relationship Management ("GoldMine FrontOffice 2000"). GoldMine software has been implemented by more than 800,000 users worldwide with the assistance of more than 2,000 Value Added Resellers.

GoldMine and HEAT solutions have also been lauded with more than 60 major industry awards and accolades combined, including GoldMine's four consecutive PC MAGAZINE "Editors' Choice" awards (August 1993, August 1995, Apr. 23, 1996 and August 1997). HEAT recently captured the User's Choice Award sponsored by CUSTOMER SUPPORT MANAGEMENT MAGAZINE and RealMarket Research for "the most effective Customer Relationship Management product/service in Help Desk/Service Desk Software based on the judgment of end-users." HEAT also recently won the Better Business Bureau Service Award for the Pikes Peak Region, as well as 1998 "Product of the Year" award from both CALL CENTER MAGAZINE and CALL CENTER SOLUTIONS. GoldMine has recently been awarded the Software & Information Industry Association's (SIIA) Codie Award for "Best Enterprise Client/Server Application" and WINDOWS MAGAZINE'S 1999 "Win 100" award.

Celebrating its 10th anniversary in 1999, GoldMine Software has been ranked in the Inc. 500 and the Los Angeles Business Journal's "Top 100 Fastest Growing Private Companies" for the past two years, is a national "Fast 500" company for the second consecutive year, has been listed on UPSIDE MAGAZINE'S annual "Hot 100 Private Companies" and has been ranked as one of the fastest growing ISVs in Microsoft Corp.'s 1999 "Winning on Windows" awards. In addition, founders Jon V. Ferrara and Elan Susser have been awarded the coveted 1999 Ernst & Young "Entrepreneur of the Year" award. GoldMine Software corporate headquarters are located at 1125 Kelly Johnson

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Peregrine and GoldMine Announce Strategic Alliance                             3

Blvd., Colorado Springs, Colo., 80920-3961. For more information on HEAT customer service and support, please call (800) 776-7889, FAX (719) 536-0620 or visit www.heatsoftware.com.

ABOUT PEREGRINE SYSTEMS

Peregrine Systems is the leading provider of Infrastructure Management and e-Infrastructure solutions that help ensure the reliability, productivity and cost-effectiveness of the organizational infrastructure. By integrating e-Procurement with total lifecycle asset management our solutions empower organizations to make better business decisions based upon total cost rather than initial purchase price. In a world moving toward 24-hour global e-Commerce, Infrastructure Management is a key to competitive success.

Founded in 1981, Peregrine Systems is headquartered in San Diego, California with offices throughout the United States as well as in the United Kingdom, Belgium, Canada, France, Germany, Denmark, Italy, Japan, Netherlands, Sweden, Australia and Singapore. Peregrine Systems also has alliance partners and distributors located throughout these regions and in Latin America. More information on Peregrine Systems is available on the World Wide Web at http://www.peregrine.com

                                      # # #

 PEREGRINE SYSTEMS IS A REGISTERED TRADEMARK AND INFRACENTER AND INFRATOOLS ARE
  TRADEMARKS OF PEREGRINE SYSTEMS, INC. THE MARKS IKNOW, IKNOWBUILDER, IKNOWWEB
     AND IKNOWAUTHOR ARE TRADEMARKS OF KNOWLIX CORPORATION, A WHOLLY OWNED SUBSIDIARY OF PEREGRINE SYSTEMS, INC. ALL OTHER TRADEMARKS ARE THE PROPERTY
                           OF THEIR RESPECTIVE OWNERS.